Exhibit 99.1

NEWS RELEASE

Contact: Katrina Rymill

650.965.6154 or krymill@cybersource.com

CyberSource Announces Fourth Quarter 2007 Financial Results

Fourth quarter revenue was a record $45.4 million, a 117% increase

Billable transactions processed was a record 417 million, a 63% increase

MOUNTAIN VIEW, Calif. – January 29, 2008 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced financial results for its fourth quarter ended December 31, 2007.

•

Fourth quarter revenue was a record $45.4 million, a 117% increase compared to $20.9 million in the same period the previous year. Fourth quarter 2007 includes two months of Authorize.Net results, as the acquisition closed on November 1, 2007.

•

On a GAAP basis, net income for the fourth quarter of 2007 was approximately $1.2 million and earnings per share was $0.02, a decrease of $11.3 million compared to $12.5 million or $0.34 per share, in the fourth quarter of 2006. Fourth quarter 2007 results include $4.1 million in amortization of intangible assets resulting from the company’s acquisition of Authorize.Net and a one-time write-off of $1.8 million resulting from the shutdown of the company’s subsidiary, BidPay.com. In addition, fourth quarter 2007 and 2006 GAAP net income include tax benefits of $1.1 and $11.0 million, respectively, resulting primarily from reversals of the company’s valuation allowance against its deferred tax assets.

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Non-GAAP net income was $9.2 million or $0.15 per share, a 181% increase compared to $3.3 million or $0.09 per share for the fourth quarter of 2006. Non-GAAP net income excludes stock-based compensation expense, the reduction in the deferred tax asset allowance, the non-cash portion of the tax provision, depreciation and amortization expense, and certain non-recurring items. A reconciliation of certain historical GAAP to non-GAAP measures is attached.

•	During the fourth quarter, CyberSource processed a record 417 million billable transactions, a 63% increase over the previous year, up 45% from the third quarter of 2007.

“2007 was an extraordinary year for CyberSource. In 2007, we processed a record 1.2 billion billable transactions, a 45% increase over 2006. The value of transactions we processed was $54 billion, a 57% increase over 2006. We completed our acquisition of Authorize.Net, joining two highly complementary businesses to create a powerful platform for future growth and scale. The completion of this acquisition affirms CyberSource’s commitment to provide world-class payment solutions to our customers and become the world’s premier payment management company. Our net operating margin in Q4 2007 on a non-GAAP basis was approximately 20%, up from 16% a year ago and is testament to the strength of the business and the benefits of the Authorize.Net acquisition,” said Bill McKiernan, Chairman and Chief Executive Officer of CyberSource. “Our global acquiring business generated approximately $15.9 million of revenue in the quarter, up 103% over the previous year. CyberSource added approximately 15,000 new customers in the quarter, increasing our customer base to approximately 228,000.”

Cash, cash equivalents, and short-term investments at the end of the fourth quarter of 2007 were $29.0 million, net of funds due to merchants, compared to $54.9 million at the end of the fourth quarter the previous year. The decrease is primarily attributable to cash used in the company’s acquisition of Authorize.Net during the fourth quarter of 2007.

For the year ended December 31, 2007, total revenue was $117 million compared to $70.3 million for the prior year, an increase of 67%. On a GAAP basis, net income for the year ended December 31, 2007 was $2.4 million and earnings per share was $0.06 compared to $14.4 million and $0.39 in the prior year. Non-GAAP net income was $18.1 million and earnings per share was $0.42 for the year ended December 31, 2007 compared to $10.5 million and $0.29 per share in the prior year.

Business Highlights

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Authorize.Net: On November 1, 2007, CyberSource completed its acquisition of Authorize.Net Holdings, Inc. The acquisition was a stock and cash transaction valued at approximately $662 million, based on the closing price of CyberSource common stock on October 31, 2007. This transaction helps secure CyberSource’s leadership position in providing payment solutions to eCommerce companies. The combination of CyberSource and Authorize.Net provides a great platform upon which to build innovative payment solutions for partners and customers of all sizes.

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International: CyberSource continues to see significant momentum outside the US. CyberSource’s European operations contributed a record 74.0 million transactions in the fourth quarter of 2007, an increase of 87% over the same period the previous year, and approximately 18% of total transaction volume. The company’s European business represents approximately 7% of revenue. As the eCommerce market continues to grow at a rapid pace, CyberSource is focused on expanding its international footprint. In Europe, CyberSource is growing its UK based operations to target new business opportunities in countries including France, Germany, Netherlands, Spain, Portugal, and Italy. CyberSource plans to expand the number of payment types and countries that it supports throughout the year.

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Global acquiring: CyberSource achieved significant growth in its global acquiring services during the fourth quarter. Over 350 customers selected CyberSource for global acquiring services during the period.

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Customers: CyberSource added approximately 7,000 net new customers in the quarter, bringing its installed base of customers to approximately 228,000. Customer wins this quarter included Borders, Group, Inc. to provide bank cards, alternative payments processing and fraud protection services for their upcoming Borders.com site, which is expected to launch in early 2008. CyberSource also announced extended support for PayPal Express Checkout to U.K merchants, and released enhanced fraud protection for merchants worldwide who accept PayPal Express Checkout transactions. Other new customers include Air France, Air India Charters, Christian Dior, Juniper Networks, and La-Z-Boy. Existing customers that added new services or renewed agreements during the quarter include Lenovo Group, Massachusetts Institute of Technology, Reliance Communications International, and Sirius Satellite Radio.

Guidance for the first quarter and full year 2008

CyberSource is providing guidance for the first quarter of 2008 and full year 2008 based on information available as of January 29, 2008. Guidance does not take into account any further reductions in the company’s valuation allowance against its deferred tax assets, which would result in a tax benefit during the period of the reduction. CyberSource will continue to evaluate whether a further reduction is appropriate.

For the first quarter ending March 31, 2008:

•	Total revenue is expected to be between $51.0 and $51.5 million.

•	The company expects to process between 435 million and 445 million billable transactions in the first quarter.

•	GAAP gross profit is expected to be between $26.0 and $26.2 million, while GAAP operating expenses are expected to be between $28.3 and $28.5 million.

•	The company expects to record a GAAP net loss in the first quarter of ($1.1) to ($1.3) million or ($0.02) per share based on a weighted average share count of 70 million shares.

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Non-GAAP net income for the first quarter is expected to be between $9.0 and $9.2 million and non-GAAP earnings per share is expected to be $0.13 based on a weighted average share count of 70 million shares.

For the full year 2008:

•	Total revenue for the full year 2008 is expected to be between $215 and $220 million.

•	GAAP gross profit is expected to be between $114 and $116 million and GAAP operating expenses are expected to be between $116 and $118 million.

•	GAAP net income for 2008 is expected to be between breakeven and a ($1) million loss.

•	GAAP earnings per share is expected to be between breakeven and a ($0.01) loss per share, based on a weighted average share count of 72 million shares.

•	Non-GAAP net income for the full year 2008 is expected to be between $42.5 and $44 million.

•	Non-GAAP earnings per share is expected to be between $0.59 and $0.61 based on a weighted average share count of 72 million shares.

Public call/web cast details

CyberSource will host a public conference call today, January 29, 2008 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss the fourth quarter results. The call can be accessed in either of the following ways:

Live conference call

888-585-4496 (U.S. and Canada), 706-634-9580 (local and international). The call’s conference ID number is: 31329229. A taped replay of this call will be available through March 1, 2008. The dial-in numbers for the taped replay are: 800-642-1687 (U.S.) 706-645-9291 (local and international). Conference ID is as above.

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through April 30, 2008.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center, and POS environments. CyberSource also offers industry leading risk management solutions for merchants accepting card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes commerce transaction processing systems. Approximately 228,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales, service, and development offices in Japan, the United Kingdom, and other locations in the United States including Bellevue, Washington, American Fork, Utah and Austin, Texas. For more information on CyberSource please visit www.cybersource.com or email info@cybersource.com. For more information on Authorize.Net small business solutions, please visit www.authorize.net or email sales@authorize.net.

GAAP versus non-GAAP Results and Guidance

In addition to financial results presented on a GAAP basis, the company has provided non-GAAP measures of gross profit, operating expenses, net income and earnings per share, which are adjusted to exclude certain non-cash items. For purposes of this release, non-GAAP gross profit, operating expenses, net income and earnings per share exclude stock based compensation expense under SFAS 123R, the non-cash portion of the income tax provision, a reduction in the deferred tax asset allowance, depreciation and amortization expense, and certain non-recurring items. A reconciliation of these historical GAAP to non-GAAP measures is attached with the financial statements. The company believes that presentation of non-GAAP financial measures may provide investors with additional meaningful and relevant financial information. Management believes the non-GAAP measures help indicate trends in the company’s business, and management uses the non-GAAP measures to plan and forecast future periods. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP. Furthermore, non-GAAP information may not be comparable across companies, as other companies may use different non-GAAP measures. The company does not provide guidance for certain financial measures such as depreciation and stock-based compensation expense, and, as a result, is not able to provide a reconciliation of GAAP and non-GAAP financial measures for forward-looking data. The company intends to calculate the various non-GAAP financial measures in future periods consistent with the methodology used in the three and twelve months ended December 31, 2007, as presented in this release.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding: (1) the company becoming the world’s premier payment management company; (2) the acquisition of Authorize.Net helping to secure the company’s leadership position in providing payment solutions to eCommerce companies; (3) the combination of CyberSource and Authorize.Net providing a great platform upon which to build innovative payment solutions for its expanded channel network and partners and customers of all sizes; (4) the company seeing significant momentum outside the U.S. and the company expanding its international footprint; (5) expansion of payment types and supported geographies; (6) the company growing its UK based operations to target new European business opportunities; (7) the Borders.com site launching in early 2008; and (8) financial guidance including, without limitation, those regarding revenue, transaction volume, gross profit, operating expenses, net income, earnings per share, and deferred tax assets. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in Generally Accepted Accounting Principles and the application thereof, changes in customer needs, the risks inherent in integrating a newly-acquired business, the risk of the economy, in general, and online economy, in particular, slowing down, new products and services offerings by the company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 13, 2007, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

© 2008 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. BidPay is a registered trademark in the U.S. All other brands and product names are trademarks or registered trademarks of their respective companies.

(Tables follow)

CyberSource Corporation

GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues	$45,435	$20,909	$116,999	$70,250
Cost of revenues	22,723	11,005	62,113	34,627

Gross profit	22,712	9,904	54,886	35,623
Operating expenses:
Product development	4,780	2,467	13,397	9,283
Sales and marketing	11,687	3,804	25,685	14,443
General and administrative	5,076	2,777	14,979	9,861
Restructuring charge	1,755	—	1,755	—

Total operating expense	23,298	9,048	55,816	33,587

Income (loss) from operations	(586)	856	(930)	2,036
Other income, net	157	(59)	314	341
Interest income	540	676	2,726	2,344

Income before income taxes	111	1,473	2,110	4,721
Income tax benefit	(1,075)	(10,987)	(319)	(9,690)

Net income	$1,186	$12,460	$2,429	$14,411

Basic net income per share	$0.02	$0.36	$0.06	$0.42

Diluted net income per share	$0.02	$0.34	$0.06	$0.39

Weighted average number of shares used in computing basic net income per share	57,425	34,888	40,732	34,623

Weighted average number of shares used in computing diluted net income per share	60,409	36,667	43,221	36,593

Non-GAAP Financial Metrics:
Gross profit	$24,826	$10,440	$58,655	$37,313
Operating expenses	$16,226	$7,813	$43,412	$29,049
Net income	$9,219	$3,283	$18,147	$10,515
Basic net income per share	$0.16	$0.09	$0.45	$0.30
Diluted net income per share	$0.15	$0.09	$0.42	$0.29

CyberSource Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
GAAP gross profit	$22,712	$9,904	$54,886	$35,623
Add FAS123R expense	272	195	872	596
Add depreciation expense	752	319	1,741	1,020
Add amortization of intangible assets	1,090	22	1,156	74

Non-GAAP gross profit	$24,826	$10,440	$58,655	$37,313

GAAP operating expenses	$23,298	$9,048	$55,816	$33,587
Less FAS123R expense	(2,000)	(1,095)	(6,089)	(4,090)
Less integration expenses	—	—	(879)	—
Less depreciation expense	(290)	(129)	(619)	(410)
Less amortization of intangible assets	(3,027)	(11)	(3,062)	(38)
Less restructuring charge	(1,755)	—	(1,755)	—

Non-GAAP operating expenses	$16,226	$7,813	$43,412	$29,049

GAAP net income	$1,186	$12,460	$2,429	$14,411
Add FAS123R expense	2,272	1,290	6,961	4,686
Add integration expenses	—	—	879	—
Add depreciation expense	1,042	448	2,360	1,430
Add amortization of intangible assets	4,117	33	4,218	112
Add restructuring charge	1,755	—	1,755	—
Less non-cash taxes and reversal of valuation allowance	(1,153)	(10,948)	(455)	(9,724)
Less settlement proceeds*	—	—	—	(400)

Non-GAAP net income	$9,219	$3,283	$18,147	$10,515

GAAP basic net income per share	$0.02	$0.36	$0.06	$0.42
Add FAS123R expense	0.04	0.04	0.17	0.14
Add integration expenses	—	—	0.02	—
Add depreciation expense	0.02	0.01	0.06	0.04
Add amortization of intangible assets	0.07	—	0.10	—
Add restructuring charge	0.03	—	0.05	—
Less non-cash taxes and reversal of valuation allowance	(0.02)	(0.32)	(0.01)	(0.29)
Less settlement proceeds*	—	—	—	(0.01)

Non-GAAP basic net income per share	$0.16	$0.09	$0.45	$0.30

GAAP diluted net income per share	$0.02	$0.34	$0.06	$0.39
Add FAS123R expense	0.04	0.04	0.16	0.13
Add integration expenses	—	—	0.02	—
Add depreciation expense	0.01	0.01	0.05	0.04
Add amortization of intangible assets	0.07	—	0.10	—
Add restructuring charge	0.03	—	0.04	—
Less non-cash taxes and reversal of valuation allowance	(0.02)	(0.30)	(0.01)	(0.26)
Less settlement proceeds*	—	—	—	(0.01)

Non-GAAP diluted net income per share	$0.15	$0.09	$0.42	$0.29

*	In April 2006, CyberSource received $400,000 as consideration for dismissing a lawsuit that CyberSource filed against CardSystems Solutions, Inc. in October 2005.

CyberSource Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$40,393	$21,701
Short-term investments	—	33,243
Accounts receivable, net	15,503	9,614
Prepaid expenses and other current assets	4,189	1,823
Deferred income taxes	3,596	2,320

Total current assets	63,681	68,701
Property and equipment, net	10,664	3,618
Intangible assets, net	158,316	2,845
Goodwill	291,456	—
Non-current deferred income taxes	9,773	9,629
Other noncurrent assets	2,341	2,250
Restricted cash	1,516	—

Total assets	$537,747	$87,043

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$613	$409
Funds due to merchants	11,399	—
Other accrued liabilities	14,297	6,056
Deferred revenue	3,772	1,950
Accrued restructuring	904	—

Total current liabilities	30,985	8,415
Deferred revenue, less current portion	493	—
Accrued restructuring, less current portion	860	—
Other non-current tax liabilities	2,195	—

Total liabilities	34,533	8,415
Total stockholders’ equity	503,214	78,628

Total liabilities and stockholders’ equity	$537,747	$87,043

CyberSource Corporation

Consolidated Statements of Cash Flows

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,186	$12,460	$2,429	$14,411
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,159	481	6,578	1,542
Income on investment in joint venture	(38)	(41)	(180)	(41)
Stock-based compensation	2,272	1,290	6,961	4,686
Write-off of intangible assets	2,710	—	2,710	—
Restructuring related charges	191	—	191	—
Tax benefit from stock options	287	—	287	—
Loss on disposal of property and equipment	—	—	8	—
Changes in operating assets and liabilities:
Accounts receivable	(303)	(1,307)	(1,747)	(1,022)
Prepaid expenses and other current assets	(4,375)	(40)	(5,411)	1,020
Deferred income taxes	(2,616)	(10,985)	(1,889)	(9,724)
Other noncurrent assets	(1,445)	(169)	(1,336)	(1,052)
Accounts payable	(14,485)	(230)	(11,741)	(110)
Accrued liabilities	(24,131)	320	(22,218)	112
Funds due to merchants	393	—	393	—
Deferred revenues	827	(197)	962	19
Other long-term tax liabilities	23	—	23	—

Net cash provided by (used in) operating activities	(34,345)	1,582	(23,980)	9,841
CASH FLOWS FROM INVESTING ACTIVITES:
Purchases of property and equipment	(1,031)	(625)	(4,574)	(2,506)
Acquisition of BidPay.com	—	—	—	(1,990)
Cash acquired from Authorize.Net	12,061	—	12,061	—
Purchases of short-term investments	(3,606)	(18,368)	(61,964)	(58,842)
Maturities of short-term investments	28,791	17,928	95,233	58,238

Net cash provided by (used in) investing activities	36,215	(1,065)	40,756	(5,100)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,715	691	6,928	4,672
Repurchase of common stock	—	(1,338)	(5,032)	(2,461)

Net cash provided by (used in) financing activities	3,715	(647)	1,896	2,211
Effect of exchange rate changes on cash	(147)	197	20	366

Increase in cash and cash equivalents	5,438	67	18,692	7,318
Cash and cash equivalents at beginning of period	34,955	21,634	21,701	14,383

Cash and cash equivalents at end of period	$40,393	$21,701	$40,393	$21,701

Supplemental schedule of non-cash financing activities:
Common stock issued in the acquisition of Authorize.Net Holdings, Incorporated	$412,967	—	$412,967	—